Exhibit 99.1

    Charles River Laboratories Reports Record First-Quarter Sales and Non-GAAP Earnings and Raises Guidance for 2004

    WILMINGTON, Mass.--(BUSINESS WIRE)--April 28, 2004--Charles River Laboratories International, Inc. (NYSE:CRL) today reported a 13.5% increase in first-quarter 2004 net sales, to $172.6 million from $152.1 million reported in the first quarter of 2003. Net income for the first quarter of 2004 was $17.6 million, or $0.36 per diluted share, compared to $19.4 million, or $0.40 per diluted share, in the first quarter of 2003. The reduction in net income was due to a one time, non-cash net charge related to the reorganization of the Company's European operations.
    Non-GAAP net income for the first quarter of 2004 was $23.4 million, an 18.2% increase over the $19.8 million reported in the first quarter of 2003, and non-GAAP earnings per diluted share were $0.47 compared to $0.41, an increase of 14.6%. As a result of the European reorganization, the first quarter of 2004 included a net charge of $5.8 million, or $0.11 per diluted share, related to the write-off of a deferred tax asset and release of a tax valuation allowance. The first quarter of 2003 included a net charge of $0.5 million, or $0.01 per share, for the write-down of certain contract manufacturing assets and the benefit of a litigation settlement in the Company's favor.
    Operating income for the first quarter of 2004 rose 16.7% to $39.5 million from $33.8 million in the first quarter of 2003. The Company's operating margin was 22.9% in the first quarter of 2004 compared to 22.3% in the same period last year.
    James C. Foster, Chairman, President and Chief Executive Officer said, "We are extremely pleased with the first-quarter results. The market for outsourced development services continues to strengthen, and we are benefiting from increased spending in the pharmaceutical and biotechnology sectors.
    "As a result of the improved business environment, we are increasing our guidance for 2004. We now expect net sales growth in a range of 9% to 13% and non-GAAP earnings per diluted share, which excludes the net charge associated with the European reorganization, in a range between $1.83 and $1.89."

    Business Segments Results

    First-quarter 2004 net sales of $172.6 million increased 13.5% over the first quarter of 2003. Favorable foreign currency translation contributed approximately 4.6% of the net sales gain.
    First-quarter 2004 net sales for the Research Models and Services
(RMS) segment increased 10.0% to $113.5 million from $103.1 million in the prior year. The sales increase was due to price increases and increased pharmaceutical and biotechnology spending. The RMS segment's gross margin was 43.1% compared to 43.5% in the first quarter of 2003 due to a change in product mix and costs associated with consolidation of research model production capacity. Operating income was $36.5 million and the operating margin was 32.1%, compared to $37.2 million and 36.1% in the same period last year. Last year's first-quarter results included the benefit of a litigation settlement in the Company's favor of $2.9 million, which was the primary reason for the margin decrease.
    Net sales for the Development and Safety Testing (DST) segment rose 20.8% in the first quarter, to $59.2 million from $49.0 million in the same period in 2003. The demand for outsourced services has continued to strengthen, and net sales for the DST segment have improved sequentially. Higher net sales and improved utilization raised the gross margin for the DST segment to 33.7% from 26.7% in the first quarter of 2003. Due principally to higher sales, operating income for the first quarter rose to $9.8 million from $0.9 million in the first quarter of 2003, and the operating margin increased to 16.6% from 1.9%. The first quarter of 2003 included a charge of $3.7 million associated with the closure of a contract manufacturing facility.

    European Reorganization

    In the first quarter of 2004, the Company implemented a reorganization of its European operations. The purpose of the reorganization was to streamline the corporate legal structure in order to improve operating efficiency and cash management, facilitate acquisitions and provide tax benefits. The reorganization, which did not involve reductions of personnel or facility closures, resulted in a one time, non-cash charge for the write-off of a deferred tax asset in the first quarter of 2004 of approximately $7.9 million. As a result of the write-off, a valuation allowance associated with foreign tax credit carryforwards was reassessed and $2.1 million was released as a tax benefit. The effect of these two items, which is reflected in the provision for income taxes, was a net charge of $5.8 million, or $0.11 per diluted share.

    2004 Outlook

    The following forward-looking guidance is based on current foreign exchange rates and is exclusive of any acquisitions which may occur.
    For 2004, the Company anticipates that net sales will increase between 9% and 13%, higher than previous guidance of 7% to 11% due to the more robust business environment. As a result of stronger sales growth, the Company now expects 2004 earnings per diluted share to be in a range of $1.72 to $1.78. Excluding the one-time net charge associated with the reorganization of the European operations, non-GAAP earnings per diluted share are expected to be $1.83 to $1.89, compared to the Company's earlier guidance of $1.78 to $1.84.
    For the second quarter of 2004, the Company expects that net sales will increase between 9% and 13% and that earnings per diluted share will be in a range of $0.46 to $0.48.

    Webcast

    Charles River Laboratories has scheduled a live webcast on Thursday, April 29, at 8:30 a.m. EDT to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. The webcast will be available until 5:00 p.m. EDT on May 6, 2004.
    Charles River Laboratories, based in Wilmington, Massachusetts, is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company is the global leader in providing the animal research models required in research and development for new drugs, devices and therapies. The Company also offers a broad and growing portfolio of products and services that enable customers to reduce cost, increase speed, and enhance productivity and effectiveness in drug discovery and development. Charles River's customer base spans over 50 countries, and includes all of the major pharmaceutical companies, biotechnology companies, and many leading hospitals and academic institutions.
    Caution Concerning Forward-Looking Statements. This document includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on management's current expectations, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements, and the Company expressly does not undertake any duty to update forward-looking statements, which speak only as of the date of this document. Those risks and uncertainties include, but are not limited to: a decrease in pre-clinical research and development spending or a decrease in the level of outsourced services; acquisition integration risks; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in the Company's Annual Report on Form 10-K as filed on March 10, 2004, with the Securities and Exchange Commission.


           CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
       CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
          (dollars in thousands, except for per share data)

                                                Three Months Ended
                                                March 27,  March 29,
                                                    2004       2003
                                              -----------------------
Total net sales                                 $172,637   $152,125
Cost of products sold and services provided      103,809     94,143
                                              ----------------------
Gross margin                                      68,828     57,982
Selling, general and administrative               28,120     22,139
Other operating expenses, net                          -        747
Amortization of intangibles                        1,191      1,248
                                              ----------------------
Operating income                                  39,517     33,848
Interest income (expense)                         (1,415)    (1,586)
Other, net                                           200        (18)
                                              ----------------------
Income before income taxes and minority
 interests                                        38,302     32,244
Provision for income taxes                        20,152     12,414
                                              ----------------------
Income before minority interests                  18,150     19,830
Minority interests                                  (556)      (476)
                                              ----------------------
Net income                                       $17,594    $19,354
                                              ======================

Earnings per common share
Basic                                              $0.38      $0.43
Diluted                                            $0.36      $0.40
Weighted average number of common shares
 outstanding
Basic                                         45,855,115 45,178,566
Diluted                                       52,133,240 51,201,008



           CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
          CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                       (dollars in thousands)

                                                 March 27,  March 29,
                                                     2004       2003
                                                  --------- ---------
Assets
Current assets
   Cash and cash equivalents                      $189,746  $182,331
   Marketable securities                            13,301    13,156
   Trade receivables, net                          119,916   111,514
   Inventories                                      53,050    52,370
   Other current assets                             10,356    11,517
                                                  --------- ---------
      Total current assets                         386,369   370,888
Property, plant and equipment, net                 207,309   203,458
Goodwill, net                                      112,695   105,308
Other intangibles, net                              33,506    30,415
Deferred tax asset                                  56,858    61,603
Other assets                                        29,089    27,882
                                                  --------- ---------
      Total assets                                $825,826  $799,554
                                                  ========= =========

Liabilities and Shareholders' Equity
Current liabilities
   Accounts payable                                $16,227   $19,433
   Accrued compensation                             28,158    27,251
   Deferred income                                  33,099    30,846
   Other current liabilities                        33,230    36,821
                                                  --------- ---------
      Total current liabilities                    110,714   114,351
Long-term debt                                     186,229   185,600
Other long-term liabilities                         25,495    24,804
                                                  --------- ---------
      Total liabilities                            322,438   324,755
                                                  --------- ---------
Minority interests                                   9,389    10,176
Total shareholders' equity                         493,999   464,623
                                                  --------- ---------
Total liabilities and shareholders' equity        $825,826  $799,554
                                                  ========= =========



              CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
            SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
                          (dollars in thousands)

                                                    Three Months Ended
                                                   March 27, March 29,
                                                       2004     2003
                                                    ------------------
Research Models and Services
    Net sales                                       $113,466 $103,123
    Gross margin                                      48,888   44,885
    Gross margin as a % of net sales                    43.1%    43.5%
    Operating income                                  36,479   37,238
    Operating income as a % of net sales                32.1%    36.1%
    Depreciation and amortization                      4,142    3,590
    Capital expenditures                               3,171    2,164

Development and Safety Testing
    Net sales                                        $59,171  $49,002
    Gross margin                                      19,940   13,097
    Gross margin as a % of net sales                    33.7%    26.7%
    Operating income                                   9,846      931
    Operating income as a % of net sales                16.6%     1.9%
    Depreciation and amortization                      3,695    3,335
    Capital expenditures                               1,354    3,072


Unallocated Corporate Overhead                       $(6,808) $(4,321)


Total
    Net sales                                       $172,637 $152,125
    Gross margin                                      68,828   57,982
    Gross margin as a % of net sales                    39.9%    38.1%
    Operating income                                  39,517   33,848
    Operating income as a % of net sales                22.9%    22.3%
    Depreciation and amortization                      7,837    6,925
    Capital expenditures                               4,525    5,236



            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
         RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS
          (dollars in thousands, except for per share data)

                                                  Three months ended
                                                  March 27,  March 29,
                                                      2004       2003
                                                ----------------------
Net income                                         $17,594    $19,354
Add back:
Deferred tax asset write-off                         7,900          -
Valuation allowance release                         (2,111)         -
Impairment charge                                        -      3,655
Litigation settlement                                    -     (2,908)
Tax effect of impairment charge and litigation
 settlement                                              -       (288)
                                                ----------------------
Net income, excluding specified charges (Non-
 GAAP)                                             $23,383    $19,813
                                                ======================

Calculation of earnings per common share,
 excluding specified charges (Non-GAAP):
Net income for purposes of calculating earnings
 per share, excluding specified charges (Non-GAAP) $23,383    $19,813
After-tax equivalent interest expense on 3.5%
 senior convertible debentures                         996        996
                                                ----------------------
Income for purposes of calculating fully diluted
 earnings per share, excluding specified
 charges (Non-GAAP)                                $24,379    $20,809
                                                ======================

Weighted average shares outstanding - Basic     45,855,115 45,178,566
Effect of dilutive securities:
  3.5% senior convertible debentures             4,759,455  4,759,455
  Stock options and contingently issued
   restricted stock                              1,184,465    802,511
  Warrants                                         334,205    460,476
                                                ----------------------
Weighted average shares outstanding - Diluted   52,133,240 51,201,008
                                                ======================

Basic earnings per share                             $0.38      $0.43
Diluted earnings per share                           $0.36      $0.40

Basic earnings per share, excluding specified
 charges
(Non-GAAP)                                           $0.51      $0.44
Diluted earnings per share, excluding specified
 charges
(Non-GAAP)                                           $0.47      $0.41

Charles River management believes that non-GAAP financial results provide useful information to investors in being able to assess the Company's ongoing operations without the effect of one-time charges. Such information provides investors with the ability to assess the Company's operating performance. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations.


    CONTACT: Charles River Laboratories International
             Susan E. Hardy, 978-658-6000 Ext. 1616